Exhibit 99.1

Eton Pharmaceuticals Announces FDA Acceptance of NDA Response for Dehydrated Alcohol Injection

— Product previously granted orphan drug designation for methanol poisoning —

— Application assigned a PDUFA date of June 27, 2023 —

DEER PARK, Illinois – January 11, 2023 – Eton Pharmaceuticals (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) response for dehydrated alcohol injection for the proposed indication of methanol poisoning. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of June 27, 2023.

“We are excited to be one step closer to bringing this much needed product to patients and we have begun working with our commercial partner to prepare for a potential near-term launch,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Eton’s application has previously been granted orphan drug designation for the indication of methanol poisoning and if approved, the Company expects the FDA to grant the application seven years of orphan drug exclusivity. Based on IQVIA data, trailing twelve month sales for dehydrated alcohol injection were $74 million.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has three FDA approved products in ALKINDI SPRINKLE®, Carglumic Acid tablets, and Betaine Anhydrous for oral solution, and three late-stage pipeline candidates under development with dehydrated alcohol injection, ZENEO® hydrocortisone autoinjector, and ET-400. In addition, the Company receives royalties on three FDA-approved products and is entitled to receive milestone payments on other products. For more information, please visit our website at www.etonpharma.com.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Eton Pharmaceuticals